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                   [LOGO OF DUCK HEAD APPAREL COMPANY, INC.}

                                                                November 2, 2000

Dear Duck Head Apparel Shareholder:

    Yesterday, Duck Head announced some significant and exciting news of which you should be aware before our November 8 annual meeting. The Company will be taking a series of steps for the purpose of maximizing value for its shareholders. These include:

  . retaining a nationally-recognized investment banking firm to explore all strategic alternatives for Duck Head and to make a recommendation to a newly-formed special committee of the Board.

  . commencing a share repurchase program for up to $3 million of its outstanding shares. The timing and other details about the repurchase program will be determined shortly.

  . amending its shareholder rights plan to provide that the rights will expire on March 31, 2001, unless redeemed earlier by the Company.

    We have taken these steps because we believe that the Company's current stock price does not reflect the Company's underlying value and we believe these steps will help us obtain our goal of maximizing value for all of our shareholders. Retaining an investment banking firm with significant experience in our industry will be an important step in determining what strategic alternatives may be available to realize increased value for your shares. In addition, we believe a repurchase of our shares is a good investment for the Company and may provide additional liquidity for shareholders. Finally, the decision to terminate the rights plan by March 31, 2001 will mean that shareholders will continue to have protection from attempts to acquire control of the Company at unfair prices for the period of time that we believe will be needed for the Board to explore the Company's strategic alternatives. Of course, the rights plan can be terminated earlier if doing so will enhance shareholder value.

                              IMPORTANT BULLETIN!

       As we were going to press with this letter we learned that Institutional Shareholder Services (ISS) has recommended that its clients who are Duck Head shareholders vote FOR management's nominees on the WHITE proxy card and reject the Rainsford slate.

       ISS is the country's leading, independent proxy consulting firm. It advises several hundred of the largest banks, pension funds, money management firms and other major institutional investors in the U.S. on how to vote proxies in contested elections.

       ISS's analysis states, "Duck Head's first quarter results refute some of Mr. Rainsford's more dire predictions, and bear out management's assertions that the incumbent board is successfully putting the company on a path to profitability. We are not convinced that shareholders would be well served by replacing the entire board and putting the company immediately "up for auction' at a time when Mr. Rainsford concedes Duck Head's stock price is extraordinarily weak. More beneficial to shareholders, we believe, would be continued pursuit of the company's turnaround while the company explores sale opportunities in a measured, reasonable way designed to yield the greatest value rather than the most immediate exit strategy."

                          REJECT THE RAINSFORD SLATE.

    We regret that we must send you another letter about Bettis Rainsford's proxy contest to unseat the Duck Head Board. We know that you have received or will receive multiple mailings and telephone calls from both Rainsford and us.

   However, in our opinion, Rainsford has resorted to a campaign of half-truths and distortions, as revealed in his October 30 letter to you. We believe Rainsford's letter contains a number of gross inaccuracies and mischaracterizations of the truth--all in the hope of winning your vote. We cannot let these unfounded charges go unanswered.

                 RAINSFORD DISTORTS EXPLORATORY CONTACTS WITH
                   HAGGAR AND BREACHES HIS FIDUCIARY DUTIES.

   As you now know, the Board, in its continuing effort to maximize the value of your shares, recently embarked on exploratory discussions with Haggar Corp. about a possible business combination. What Rainsford has not told you is the following:

  . Haggar made an opening proposal which would have yielded less than $3 per share -- representing less than half of the book value of the Company. Your Board, after considering the proposal, responded by indicating Haggar's opening proposal was inadequate and asked Haggar to reconsider its proposal.

  . The Board's discussions with Haggar were confidential, but Rainsford prematurely disclosed these opening discussions in breach of his fiduciary duties as a director and after Haggar specifically refused to give him permission to do so. Rainsford's action may have jeopardized the Company's interests in its discussions with Haggar or any other interested third party. Is Rainsford the type of director you want in control of your Company and your shares?

  . Rainsford has pledged a majority of his Duck Head shares and the bulk of his Delta Apparel and Delta Woodside shares as collateral for personal loans. He has every incentive to jump immediately to cash out at an opening bid. Indeed, Rainsford's letter seems to suggest that the Haggar proposal may have been adequate. If you elect Rainsford's slate, we believe that a sale at such a "fire sale" price is a real possibility.

  . In contrast, members of the current Board and related entities own approximately 22% of the Company's shares. If the Company's Chairman Bob Rockey and its new President Bill Roberti exercise the million share option this percentage would increase to approximately 45%. Remember-- the current Board includes some of the Company's largest shareholders and has every reason to accept an offer to sell the Company at a fair price. Our interests are fully aligned with yours.

       DECIDE FOR YOURSELF IF RAINSFORD WILL ACT IN YOUR BEST INTERESTS.

    In his October 30 letter, Rainsford refers to what he calls "The Board's Ill-Advised Spin Off Strategy."

    We believe Rainsford is unhappy because the Delta Woodside Board rejected in the summer of 1999 various proposals made by him for how the spin-offs should have occurred--proposals which would have benefited Rainsford personally at your expense.

    Here's what you should really know about Rainsford's actions as a Delta Woodside director:

  . Rainsford proposed a number of alternative spin-off scenarios in which he tried to cut a far more favorable deal for himself than would have been available to the Company's other shareholders.

  . In a memo dated July 22, 1999, from Rainsford to other members of the Delta Woodside Board, Rainsford urged the Board to adopt a "disproportionate spin-off" in which he would receive approximately $18 million cash (representing a per share price for Delta Woodside stock that was more than three times its closing price on July 22, 1999) and 51% of Delta Apparel's stock with the other shareholders receiving only Delta Woodside, Duck Head and (for some shareholders) Delta Apparel stock--but no cash.

  . In a second memo dated August 30, 1999, Rainsford wrote, "I have put together another proposal "Disproportionate Spin-Off Scenario VI' ", in which Rainsford suggested that the spin-offs provide him with approximately $4 million in cash (again representing a per share price for Delta Woodside stock far in excess of its trading price) and the public shareholders with only stock.

  . Rainsford shared confidential Board information with an outsider without authorization from the Board.

  . As a result of Rainsford's self-serving disproportionate spin-off proposals and his revelation of confidential board information to an outsider, the board told Rainsford it had lost confidence in him, and Rainsford left his executive position at Delta Woodside in October 1999.

    Your Board--in sharp contrast to Rainsford--was and is committed to treating all shareholders equally. After considering Rainsford's self-dealing spin-off proposal, the Delta Woodside Board rejected Rainsford's proposals because they so clearly favored his personal interests over those of all other shareholders.

    In light of the above facts, ask yourself what disproportionate deal Rainsford and his hand-picked Board might implement if his nominees are given control of your Company.

 CURRENT MANAGEMENT HAS THE NECESSARY EXPERIENCE AND INCENTIVES TO MAXIMIZE THE
                             VALUE OF YOUR SHARES.

    Bob Rockey, your Chairman and CEO, and Bill Roberti, your new President have extensive and wide-ranging experience in the industry. Mr. Rockey's experience includes almost 20 years with Levi Strauss & Co., including service as President of Levi Strauss North America. Mr. Roberti has been CEO of Plaid Clothing, Inc. and President and CEO of Brooks Brothers, Inc. This is the kind of management team you want running your company.

    In contrast, Rainsford has disclosed no details about how or by whom Duck Head would be managed if his slate were elected.

    As you know, Mr. Rockey was originally granted an option to acquire up to one million shares at an exercise price equal to $10. The option was subsequently amended to change the exercise price to the average market price of Duck Head stock during the last six months of this year. To help attract Mr. Roberti to the Company, Mr. Rockey has agreed to transfer one quarter of the option to Mr. Roberti.

    We have told you that we believe Rainsford's attacks on the option were unfounded. Now ISS has reviewed the option and reached the same conclusion. Specifically, ISS has said:

     "The issue of Mr. Rockey's million-share option is also a nonissue, in our judgment. The original spirit of Mr. Rockey's option appears to have been to grant him the ability to acquire one million shares at or near Duck Head's projected fair market value. When subsequent events made it clear that Duck Head would trade at a price far less than $10.00 per share, it was reasonable for the board to amend the option to bring the exercise price in line with Duck Head's post-spin off stock price. To retain a $10.00-per-share exercise price would have put the option so far underwater as to render it essentially valueless, both as an award and as an incentive to Mr. Rockey. To preserve the fundamental incentive value of the option, it was reasonable for the board to make the present amendment."

    As recognized by ISS, the options give Messrs. Rockey and Roberti significant incentive to maximize the value of your shares.

        RAINSFORD DISTORTS THE TRUTH ABOUT OUR SHAREHOLDER RIGHTS PLAN.

    Rainsford's letter also criticizes the Company's shareholder rights plan or "poison pill"--a customary way to protect shareholders from raiders seeking to acquire shares at "fire sale" prices and to capture the value of the target for themselves.

    Shareholder rights plans ensure that the Board will have the opportunity to negotiate on behalf of the shareholders with a takeover candidate. As noted above, we intend to amend the rights plan so that it will terminate no later than March 31, 2001. This will provide protection from inadequate offers while the board has time to consider strategic alternatives.

  . Rainsford characterizes the Duck Head rights plan as a "dead hand pill." This is simply not true. To redeem a dead hand pill, generally one or more directors who were in office when the pill was adopted, or their hand-picked successors, must still be in office when the pill is to be redeemed, and a majority of these "continuing directors" must agree to redeem the pill. Duck Head's rights plan does not require this.

  . Consider that without the Rights Plan the Rainsford-Knight group could have continued to acquire shares of Duck Head stock allowing them to obtain control of your Company at low-ball prices rather than the fair prices usually paid to shareholders protected by a rights plan.

  . Your Board has no intention of letting the rights plan interfere with a full and fair offer for ALL shares. However, we do not believe that allowing any single shareholder or group of shareholders to accumulate control through open market purchases at NO PREMIUM will enhance your prospects for realizing the full value of your investment.

    We urge you to see Rainsford's misrepresentation of our rights plan and his position and actions with respect to the spin-offs for what we believe them to be: simply ploys to distort the truth in order to win your vote in this proxy contest.

    Don't be fooled! Rainsford is seeking to take control of your Company without offering to acquire your shares, let alone paying the premium price normally associated with a change in control through stock acquisitions.

               TIME IS VERY SHORT. VOTE YOUR WHITE PROXY TODAY!

    Reject Rainsford's attempt to win control of your Board by distorting the facts for his benefit. All you need to do to support management's nominees is to vote the enclosed WHITE proxy and to ignore any proxy materials from Rainsford and his nominees.

    We believe the steps we have taken and are committed to taking in your behalf will protect and enhance shareholder value both now and in the future. We are receptive to new ideas, and we are willing to pursue new initiatives and consider sensible strategic alternatives. Any abrupt changes in Duck Head's Board or management would only jeopardize many promising business opportunities for your Company and would not do anything to maximize shareholder value.

    We appreciate your support of Duck Head and its nominees for election to the Board. On behalf of Duck Head's nominees,

                                         Sincerely,
                                         /s/ Robert D. Rockey
                                         Robert D. Rockey
                                         Chairman and Chief Executive Officer


                                   IMPORTANT

 . Please sign, date and return the enclosed WHITE proxy card today in the postage-paid envelope provided.

 . DO NOT sign any proxy card that you may receive from Bettis Rainsford, even as a protest vote. If you return the proxy card, even as a vote "against" the Rainsford nominees, it may revoke your previous vote for our nominees. Only the latest dated proxy card counts!

 . If you have already returned a Rainsford proxy card, you may revoke your previous proxy by signing, dating and returning a later dated WHITE proxy card using the envelope provided.

    If you have any questions regarding your proxy, or need assistance in voting your shares, please call:

[LOGO OF MACKENZIE PARTNERS, INC]

                               156 Fifth Avenue
                           New York, New York 10010

                         Call Toll Free: 800-322-2885